Exhibit 99.1

Contact:

Brendan Lahiff, Sr. Investor Relations Manager
Intersil Corporation
(408) 546-3399 investor@intersil.com

Intersil Corporation Reports Fourth Quarter & Year-End Results

•	2010 revenue increases 35% year-over-year

•	Achieves fourth quarter GAAP EPS of $0.21 per diluted share; Non-GAAP EPS of $0.17 per share

•	Achieves annual free cash flow of $122 million

Milpitas, CA, February 2, 2011 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, today reported financial results for its fourth quarter and fiscal year ended December 31, 2010.

Results of Operations

Net revenues for the fourth quarter were $194.0 million, a 9% increase from $177.7 million in the fourth quarter of 2009, and an 11% decrease from $219.1 million in the third quarter of 2010. Changes to Intersil’s product mix during the fourth quarter and fiscal 2010 are summarized below:

End Market	Q4 2010 Product Mix	Q4 2010 Revenue (in millions)	2010 Product Mix	2010 Revenue (in millions)	2009 Product Mix	2009 Revenue (in millions)
Industrial	32%	$61.7	31%	$252.1	20%	$123.5
Computing	23%	$45.2	25%	$208.6	33%	$201.3
Consumer	24%	$46.5	22%	$182.0	25%	$153.7
Communications	21%	$40.6	22%	$179.7	22%	$132.9
Total		$194.0		$822.4		$611.4

For the year ended December 31, 2010, net revenue was $822.4 million, an increase of 35% compared with net revenue of $611.4 million reported for fiscal 2009.

Gross margin for the fourth quarter was 58.8%, compared with gross margin of 55.2% in the same quarter last year, and 58.9% in the third quarter of 2010. Year over year, gross margin increased 340 basis points from 54.8% to close the year at 58.2%, exceeding Intersil’s target financial model.

Operating margin was 11.8% during the fourth quarter. Net income increased to $26.1 million, or $0.21 per diluted share, compared with net income of $17.7 million, or $0.14 per diluted share, in the same quarter last year, and decreased sequentially from net income of $32.1 million, or $0.26 per diluted share, in the third quarter of 2010. Excluding the effects of intangible amortization and one-time acquisition costs, fourth quarter 2010 operating income was $30.2 million, or 15.6% of revenue.

For the year ended December 31, 2010, net income was $26.4 million, or $0.21 per diluted share, compared with net income of $38.6 million, or $0.32 per diluted share in fiscal 2009.

“Our fourth quarter results reflect the ongoing inventory correction that we saw in most of our end markets,” said Dave Bell, Intersil’s President and Chief Executive Officer. “However, distributor inventories are now at normal levels and bookings strengthened during the quarter. We have also made continued progress transforming our business by increasing our new products and sales into the industrial and communications end markets.”

At the end of the fourth quarter, Intersil’s cash and short-term investments totaled $383 million, and free cash flow was $27 million for the fourth quarter. Fiscal 2010 free cash flow was $122 million.

Intersil’s Board of Directors has authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on February 25, 2011 to shareholders of record as of the close of business on February 15, 2011.

First Quarter 2011 Outlook

•	Revenues are expected to be in the range of $192 million to $202 million (-1% to +4% sequentially)

•	Research and development expenses are expected to be approximately $49 million

•	Selling, general and administrative expenses are expected to be approximately $37 million

•	Amortization of intangibles is expected to be approximately $7 million

•	GAAP earnings per diluted share are expected to be in the range of $0.09 to $0.12

•	Non-GAAP earnings per diluted share (excluding amortization of intangibles) are expected to be in the range of $0.13 to $0.16

“Although we expect most of our end markets to remain in a slow recovery during the first quarter of 2011, we expect the computing end market to recover sharply from prior levels. Our book-to-bill ratio so far this quarter has been well above one, and we’re excited about a growing number of design wins resulting from new product introductions. The recovery in computing and an increase in many new design wins should contribute to growth during 2011,” said Bell.

Intersil will discuss its fourth quarter and fiscal 2010 financial results during its scheduled conference call following the market close on February 2nd. Those wishing to participate in the conference call please dial (866) 783-2143, and international participants please dial +1 (857) 350-1602, using the password 31010844 at approximately 1:40 p.m. Pacific Time. Those wishing to listen to the call may also do so via webcast on Intersil’s website: http://www.intersil.com/investor. A copy of the presentation accompanying the conference call is also available on Intersil’s website.

A replay of the call will be available for two weeks following the conference call on Intersil’s website, or may be accessed by dialing (888) 286-8010, international dial +1 (617) 801-6888, using the password 49445082.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog, mixed signal and power management semiconductors. The Company’s products address some of the fastest growing markets within the communications, computing, consumer and industrial industries. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil’s management’s current expectations, estimates, beliefs, assumptions and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Intersil filings with the U.S. Securities and Exchange Commission (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except per share amounts)

	Quarter Ended			Year Ended
	December 31, 2010	January 1, 2010	October 1, 2010	December 31, 2010	January 1, 2010
	(Q4 2010)	(Q4 2009)	(Q3 2010)	(YTD 2010)	(YTD 2009)

Net revenues	$194.0	$177.7	$219.1	$822.4	$611.4

Cost of revenues	79.9	79.5	90.1	344.1	276.5

Gross profit	114.1	98.1	129.1	478.3	334.9

Expenses
Research and development	46.9	36.8	47.5	183.3	145.1
Selling, general and administrative	36.9	33.0	33.4	137.5	122.6
Amortization of purchased intangibles	7.3	2.8	9.3	27.7	12.7
Acquisition-related costs	0.1	0.3	0.4	8.0	0.9

Operating income	22.8	25.2	38.4	121.8	53.6
Gain on deferred compensation investments	0.6	0.2	0.2	0.9	2.0
Loss on investments, net	—	—	—	(1.2)	(14.3)
Interest income	0.8	1.1	0.8	3.1	5.4
Interest expense and fees	(5.3)	(0.1)	(4.2)	(12.9)	(0.6)

Income before income taxes	18.9	26.4	35.2	111.8	46.2
Income tax expense (benefit)	(7.2)	8.7	3.2	85.4	7.6

Net income	$26.1	$17.7	$32.1	$26.4	$38.6

Earnings per share:

Basic	$0.21	$0.14	$0.26	$0.21	$0.32

Diluted	$0.21	$0.14	$0.26	$0.21	$0.32

Weighted average shares:
Basic	124.4	122.7	123.9	123.8	122.3

Diluted	124.7	122.7	124.0	124.6	122.3

Other financial metrics:	Quarter Ended			Year Ended
	December 31, 2010	January 1, 2010	October 1, 2010	December 31, 2010	January 1, 2010
Stock-based compensation expense by classification:
Cost of revenues	$0.5	$0.5	$0.6	$2.1	$2.4
Research and development	4.8	2.3	4.2	16.0	11.6
Selling, general and administrative	4.1	3.2	3.8	14.6	12.9

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Additional Information

Unaudited

(In US$ millions, except percentages and per share amounts)

	Quarter Ended			Year Ended
	December 31, 2010	January 1, 2010	October 1, 2010	December 31, 2010	January 1, 2010
	(Q4 2010)	(Q4 2009)	(Q3 2010)	(YTD 2010)	(YTD 2009)

Cash flow information:
Cash from operations	$33.8	$49.2	$44.5	$142.4	$129.2
Net capital expenditures	7.2	5.0	6.5	20.5	11.0

Free cash flow	$26.6	$44.2	$38.0	$121.9	$118.2

EBITDA:
Operating income	$22.8	$25.2	$38.4	$121.8	$53.6
Depreciation	5.5	5.1	5.4	21.0	20.8
Intangible amortization	7.3	2.8	9.3	27.7	12.7
Stock-based compensation	9.4	5.9	8.6	32.7	26.9

EBITDA	$45.1	$39.1	$61.7	$203.3	$114.0

Effect of acquisition-related costs
Operating income	$22.8	$25.2	$38.4	$121.8	$53.6
Acquisition-related costs	0.1	0.3	0.4	8.0	0.9
Intangible amortization	7.3	2.8	9.3	27.7	12.7

Operating income excluding acquisition-related costs	$30.2	$28.3	$48.2	$157.5	$67.2

Revenues	$194.0	$177.7	$219.1	$822.4	$611.4
Operating margin excluding acquisition-related costs	15.6%	15.9%	22.0%	19.2%	11.0%

Effect of tax reserves and acquisition-related costs
Net income	$26.1	$17.7	$32.1	$26.4	$38.6
Non-cash and discrete tax adjustments	(12.8)	2.8	(7.3)	54.1	(4.4)
Acquisition-related costs	7.4	3.1	9.7	35.7	13.6

Net income excluding tax adjustments and acquisition-related costs	$20.7	$23.6	$34.5	$116.2	$47.8

Diluted shares outstanding	124.7	122.7	124.0	124.6	122.3

Adjusted earnings per share	$0.17	$0.19	$0.28	$0.93	$0.39

Six-month backlog	$166.3	$157.4	$167.2	$166.3	$157.4

Effect of certain noncash and discrete items:
Amortization of intangibles (net of tax)	$5.8	$2.2	$7.2	$21.8	$10.1
Stock-based compensation (net of tax)	7.4	4.7	6.6	25.8	21.5
Non-cash and discrete tax adjustments	(12.8)	2.8	(7.3)	54.1	(4.4)

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	December 31, 2010	January 1, 2010
Assets
Current assets:
Cash, cash equivalents and short-term investments	$383.0	$361.2
Trade receivables, net	88.7	73.6
Inventories, net	102.0	81.2
Prepaid expenses and other current assets	17.1	9.4
Deferred income taxes	19.2	27.4

Total current assets	610.0	552.8
Other assets:
Property, plant and equipment, net	103.5	102.3
Purchased intangibles, net	139.0	26.6
Goodwill	565.1	314.7
Deferred income taxes	93.9	91.0
Long-term investments	69.3	63.9
Other	88.1	14.5

Total other assets	1,058.9	613.0

Total assets	$1,668.9	$1,165.8

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$40.7	$31.5
Income taxes payable	163.3	30.7
Deferred net revenue	13.0	9.7
Other accrued items	96.6	62.8

Total current liabilities	313.5	134.7
Non-current liabilities:
Long-term debt	275.0	—
Deferred tax charge	36.2	—

Total non-current liabilities	311.2	—

Total shareholders’ equity	1,044.2	1,031.1

Total liabilities and shareholders’ equity	$1,668.9	$1,165.8

Note: Totals and percentages may not add or calculate precisely due to rounding.